HEALTH OUTCOMES MANAGEMENT, INC. & SUBSIDIARIES
Calculation of Earnings Per Share (1)
(Unaudited)


                                                  Three months ended
                                                       May 31,
                                                 1996            1995
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Earnings used in calculations:

Net income (loss) used in per
    share calculation                         $   (28,475)   $    47,826
                                              ===========    ===========



Shares used in calculation:

  Average number of shares outstanding          8,327,885      7,984,385

  Additional shares issuable assuming
      exercise of outstanding stock options        63,687        645,992

  Additional shares issuable assuming
      exercise of outstanding warrants             51,667        231,260
                                              -----------    -----------

Weighted average number of common and
  common equivalent shares outstanding          8,443,239      8,861,637
                                              ===========    ===========

Income (loss) per common share                        .00            .01
                                              ===========    ===========

(1) Earnings per share assuming full dilution are not different from primary earnings per share.